Exhibit 99.1

LiveOne Reports Q1 Fiscal 2023 Revenue of $23.2 Million and Maintains Guidance for Fiscal 2023 of Revenue

Between $125 Million to $140 Million

Reports Record First Quarter Fiscal 2023 Adjusted EBITDA* of $2 Million and

Raises Full-Year Fiscal 2023 Adjusted EBITDA* Guidance to $7 Million to $11 Million

Company Posted Record Net Income of $1.3 Million in Q1 Fiscal 2023

Completed Repurchase of 2 Million Shares of Common Stock

Extended Maturity of All of its Debt to Second Quarter 2024

LiveOne’s PodcastOne Subsidiary Recently Closed an $8.1 Million Financing at a Post-Money Valuation of $68 Million

Expects to Complete Spin-Out of PodcastOne and PPVOne as Separate Public Companies This Year

LiveOne’s Senior Management Will Host a Live Conference Call and Audio Webcast Beginning at 11:00 A.M.

ET / 8:00 A.M. PT Thursday, August 11, 2022

Los Angeles, CA – August 11, 2022 – LiveOne (Nasdaq: LVO), an award-winning, creator-first, music, entertainment, and technology platform focused on delivering premium experiences and content worldwide through memberships, and live and virtual events, announced today operating results for its first fiscal quarter ended June 30, 2022 (“Q1 Fiscal 2023”).

In Q1 Fiscal 2023, LiveOne posted revenue of $23.2 million, as well as Contribution Margin* of $7.8 million. On a U.S. GAAP basis, LiveOne posted record net income of $1.35 million on a consolidated basis, or $0.02 per diluted share, in Q1 Fiscal 2023, versus a net loss of ($8.1 million), or ($0.10) per diluted share, in the quarter ended June 30, 2021 (“Q1 Fiscal 2022”). On a non-U.S. GAAP basis, Adjusted EBITDA* in Q1 Fiscal 2023 was a record $2.0 million, as compared to a ($1.8) million loss in Q1 Fiscal 2022. The Company ended the Q1 Fiscal 2023 with $11.3 million in cash, $28.5 million in short-term assets and no short-term debt.

LiveOne’s CEO and Chairman, Robert Ellin, commented, “The momentum in LiveOne’s audio business, which includes Slacker Radio and PodcastOne, continues to experience growth of both paid members through partnerships, including Tesla, as well as an increase in advertising and sponsorships. We currently expect our audio business to collectively achieve revenue in excess of $80 million in Fiscal 2023 and generate more than $16 million in Adjusted EBITDA.”

Mr. Ellin continued, “Our team has done an outstanding job of consolidating five acquisitions which are reducing costs and overhead by an expected $23 million on an annual basis, which includes also largely eliminating both live and streaming events that are not expected to be profitable. These measures allowed us to pull forward our timeline to achieve positive Adjusted EBITDA*. I am excited that we are raising our guidance for Adjusted EBITDA* to between $7 million and $11 million on a consolidated basis for Fiscal 2023.”

Recent and Q1 Fiscal 2023 Highlights

-	Paid members as of June 30, 2022 increased to more than 1,594,000, a net increase of approximately 432,000, or 37%, as compared to 1,162,000 paid members at June 30, 2021**. Total members (paid and unpaid) as of June 30, 2022 were 2,366,000.**

-	LiveOne’s wholly-owned subsidiary, PodcastOne, was ranked #8 on Podtrac’s List of Top U.S. Podcast Publishers in July 2022 with U.S. unique monthly audience exceeding 6.1 million.

-	In July 2022, LiveOne announced that its PodcastOne subsidiary closed a $8.1 million financing at a post-money valuation of $68 million as part of its intention to spin-out PodcastOne as a separate public company before fiscal year end.

-	As of today, LiveOne has completed the repurchase of approximately 2.0 million shares of its common stock under its previously announced stock repurchase program.

-	As previously announced in January 2021, with the assistance of J.P. Morgan, LiveOne is continuing a process to explore strategic alternatives in order to enhance shareholder value. Potential alternatives may include, among others, a strategic acquisition, divestiture, merger, sale or other form of business combination. There can be no assurance that LiveOne’s efforts will result in a specific transaction or any particular outcome or its timing.

First Quarter Fiscal 2023 and 2022 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021
Revenue	$23,222	$38,767
Operating Income (Loss)	$237	$(9,959)
Total Other Income	$1,108	$1,910
Net Income (Loss)	$1,348	$(8,051)
Adjusted EBITDA*	$1,969	$(1,752)
Net Income (loss) per share - basic and diluted	$0.02	$(0.10)

First Quarter Fiscal 2023 Results Summary Discussion

For Q1 Fiscal 2023, LiveOne posted revenue of $23.2 million versus $38.8 million in the prior year. The decrease was largely due to reductions in ticket/event revenue as PPV ticket fees and production revenues related to the Social Gloves event held during the quarter ended June 30, 2021 which did not reoccur.

Q1 Fiscal 2023 Operating Income was $0.2 million compared to a ($10.0) million loss in Q1 Fiscal 2022. The $10.2 million decrease in Operating Loss was largely a result of improved Contribution Margins along with reduced operating expenses.

Q1 Fiscal 2023 Adjusted EBITDA* was $2.0 million, as compared to Q1 Fiscal 2022 Adjusted EBITDA* of a ($1.8) million loss. Q1 Fiscal 2023 Adjusted EBITDA* was comprised of Operations Adjusted EBITDA* of $3.2 million and Corporate Adjusted EBITDA* of a ($1.2) million loss. The Operations Adjusted EBITDA* of $3.2 million was driven by improved Contribution Margins along with decreases in operating expenses.

Capital expenditures for Q1 Fiscal 2023 totaled approximately $0.8 million, which were driven by capitalized software costs associated with development of LiveOne’s integrated music player and pay-per-view services.

At June 30, 2022, LiveOne had $11.3 million in cash and cash equivalents, which includes restricted cash of $0.3 million.

LiveOne is maintaining its previous guidance for Fiscal 2023 revenue of between $125 million - $140 million and increasing its Fiscal 2023 Adjusted EBITDA* guidance to between $7 million - $11 million.

Conference Call and Webcast

LiveOne’s senior management will host a live conference call and audio webcast to provide a business update and discuss its operating and financial results beginning at 11:00 a.m. ET/ 8:00 a.m. PT on Thursday, August 11, 2022.

WHEN: Thursday, August 11, 2022
TIME: 11:00 AM ET / 8:00 AM PT
DIAL-IN (Toll Free): 844-200-6205
DIAL IN NUMBER (Local): 646-904-5544
ACCESS CODE: 498426
REPLAY NUMBER: 929-458-6194 / ACCESS CODE: 815897

WEBCAST – Both the live webcast and a replay can be accessed on the Investor Relations section of LiveOne’s website at Events | LiveOne.

The webcast can also be accessed at: https://events.q4inc.com/attendee/814546711

About LiveOne, Inc.

Headquartered in Los Angeles, California, LiveOne, Inc. (NASDAQ: LVO) (the “Company”) is an award-winning, creator-first, music, entertainment and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. The Company was awarded Best Live Moment by Digiday for its “Social Gloves” PPV Event, and has been a finalist for 8 more awards, including Best Live Event, Best Virtual Event, Best Overall Social Media Excellence, and Best Original Programming from Cynopsis and Digiday. As of June 30, 2022, the Company has accrued a paid and free membership base of over 2.37 million**, streamed over 2,900 artists, has a library of 30 million songs, 600 curated radio stations, over 300 podcasts/vodcasts, hundreds of pay-per-views, personalized merchandise, released music-related NFTs, and created a valuable connection between fans, brands, and bands. The Company’s wholly-owned subsidiaries include Slacker Radio, React Presents, Gramophone Media, Palm Beach Records, Custom Personalization Solutions, LiveXLive, PPVOne and PodcastOne, which generates more than 2.48 billion downloads per year and 300+ episodes distributed per week across its stable of top-rated podcasts. LiveOne is available on iOS, Android, Roku, Apple TV, Amazon Fire, and through OTT, STIRR, and XUMO. For more information, visit www.liveone.com and follow us on Facebook, Instagram, TikTok, and Twitter at @liveone.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization (“Adjusted EBITDA”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2023 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: the Company’s reliance on one key customer for a substantial percentage of its revenue; the Company’s ability to consummate any proposed financing, acquisition, spin-out, distribution or transaction, including the proposed spin-out of PodcastOne or its pay-per-view business, the timing of the closing of such proposed event, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all, or that the closing of any proposed financing, acquisition, spin-out, distribution or transaction will not occur or whether any such event will enhance shareholder value; PodcastOne’s ability to list on a national exchange; the Company’s ability to continue as a going concern; the Company’s ability to attract, maintain and increase the number of its users and paid members; the Company identifying, acquiring, securing and developing content; the Company’s intent to repurchase shares of its common stock from time to time under its announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; the Company’s ability to maintain compliance with certain financial and other covenants; the Company successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; the effects of the global Covid-19 pandemic; uncertain and unfavorable outcomes in legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of the Company’s subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2022, and in the Company’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligations to update these statements, except as may be required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

** Included in the total number of members for the reported periods are certain members which are the subject of a contractual dispute. LiveOne is currently not recognizing revenue related to these members.

LiveOne IR Contact:

310.601.2505

ir@liveone.com

Press Contact:

LiveOne

aileen@liveone.com

917.842.9653

Financial Information

The tables below present financial results for the three months ended June 30, 2022 and 2021.

LiveOne, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,
	2022	2021

Revenue:	$23,222	$38,767

Operating expenses:
Cost of sales	15,382	30,940
Sales and marketing	2,366	4,748
Product development	1,617	2,155
General and administrative	2,209	9,377
Amortization of intangible assets	1,411	1,506
Total operating expenses	22,985	48,726
Income (loss) from operations	237	(9,959)

Other expense:
Interest expense, net	(997)	(1,060)
Forgiveness of PPP loans	-	2,511
Other income	2,105	459
Total other income (expense), net	1,108	1,910

Income (loss) before income taxes	1,345	(8,049)

Income tax (benefit) provision	(3)	2
Net income (loss)	$1,348	$(8,051)

Net income (loss) per share – basic	$0.02	(0.10)
Net income (loss) per share – diluted	$0.02	$(0.10)
Weighted average number of common shares – basic	82,072,822	76,982,057
Weighted average number of common shares – diluted	82,126,622	76,982,057

LiveOne, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30,	March 31,
	2022	2022
Assets
Current Assets
Cash and cash equivalents	$11,086	$12,894
Restricted cash	260	260
Accounts receivable, net	12,714	13,687
Inventories	2,718	2,599
Prepaid expense and other current assets	1,688	1,868
Total Current Assets	28,466	31,308
Property and equipment, net	4,555	4,688
Goodwill	23,379	23,379
Intangible assets, net	15,321	16,720
Other assets	655	728
Total Assets	$72,376	$76,823

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$36,301	$45,418
Accrued royalties	16,897	13,530
Notes payable, current portion	13	12
Deferred revenue	981	1,157
Total Current Liabilities	54,192	60,117
Senior secured convertible notes, net	13,938	13,650
Unsecured convertible notes, net - related party	5,968	5,879
Senior secured revolving line of credit, net	7,000	6,965
Notes payable, net	148	148
Lease liabilities, noncurrent	395	468
Other long-term liabilities	174	174
Deferred income taxes	338	338
Total Liabilities	82,153	87,739

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 81,157,738 and 82,546,189 shares issued and outstanding, respectively	83	83
Additional paid in capital	203,642	202,854
Treasury stock	(997)	-
Accumulated deficit	(212,505)	(213,853)
Total stockholders’ equity (deficit)	(9,777)	(10,916)
Total Liabilities and Stockholders’ Equity (Deficit)	$72,376	$76,823

LiveOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Adjusted EBITDA* Reconciliation (Unaudited)

(In thousands)

	Net Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other Non- Operating and Non- Recurring Costs (1)	Other (Income) Expense (2)	(Benefit From) Provision For income taxes	Adjusted EBITDA*
Three Months Ended June 30, 2022
Operations	$2,239	$2,309	$375	$192	$(1,915)	$-	$3,200
Corporate	(891)	6	413	(1,563)	807	(3)	(1,231)
Total	$1,348	$2,315	$788	$(1,371)	$(1,108)	$(3)	$1,969

Three Months Ended June 30, 2021
Operations	$(3,013)	$2,371	$2,144	$237	$(542)	$-	$1,197
Corporate	(5,038)	8	2,942	505	(1,368)	2	(2,949)
Total	$(8,051)	$2,379	$5,086	$742	$(1,910)	$2	$(1,752)

(1)	Other Non-Operating and Non-Recurring Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live-event distribution agreement post COVID-19.

(2)	Other (income) expense above primarily includes interest expense, net, forgiveness of PPP loans, and loss on extinguishment of debt. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definitions of Contribution Margin and Adjusted EBITDA under “About Non-GAAP Financial Measures” within this release.

LiveOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)

(In thousands)

	Three Months Ended June 30,
	2022	2021

Revenue:	$23,222	$38,767
Less:
Cost of sales	(15,382)	(30,939)
Amortization of developed technology	(777)	(772)
Gross Profit	7,063	7,056

Add back amortization of developed technology:	777	772
Contribution Margin*	$7,840	$7,828

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.

##END##